Exhibit 99.1

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

C&F Financial Corporation

Announces First Quarter Earnings

West Point, Va., April 29, 2011—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.97 million for the first quarter of 2011, compared with $1.73 million for the first quarter of 2010, a 72 percent increase. Net income available to common shareholders for the first quarter of 2011 was $2.68 million, or 85 cents per common share assuming dilution, compared with $1.44 million, or 47 cents per common share assuming dilution, for the first quarter of 2010.

For the first quarter of 2011, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 14.51 percent and 1.19 percent, respectively, compared to 8.25 percent and 0.66 percent, respectively, for the first quarter of 2010.

“The corporation’s first quarter earnings were primarily a result of the strong earnings of our consumer finance segment, which continues to benefit from sustained loan growth, low net charge-offs and the current low interest rate environment,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “A higher volume of auto sales in the markets we serve, together with the dealer relationships we have developed, including both long-standing and more recent relationships, have contributed to the sustained loan growth in the consumer finance segment. Our underwriting policies, collection efforts and higher values received when repossessed vehicles are sold have all contributed to an annualized net charge-off ratio that has declined over the past two years. In addition, the sustained low interest rate environment has resulted in low funding costs on the consumer finance segment’s variable-rate borrowings.”

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

“In response to the growth in the consumer finance segment, C&F Finance Company completed its relocation to newly-renovated, leased corporate offices in Richmond, Virginia in April 2011. This new location doubles the amount of office space housing C&F Finance Company’s headquarters and its loan and administrative functions and will facilitate continued growth in this segment.”

“Our retail banking segment’s results have improved in the first quarter of 2011 compared to the first quarter of 2010,” added Dillon. “However, the retail banking segment continues to be negatively affected by expenses associated with asset quality issues, such as the provision for loan losses and costs associated with foreclosed properties. While these expenses declined in the first quarter of 2011 compared to the first quarter of 2010, they remain elevated compared to pre-recession levels.”

“The retail banking segment’s nonperforming assets continue to remain higher than historical levels, increasing from $18.1 million at December 31, 2010 to $18.9 million at March 31, 2011,” continued Dillon. “Our commercial and real estate development loan customers, in particular, continue to be negatively affected by the economic environment. As economic activity slowed and asset and real estate valuations declined these customers have been challenged to meet sales and development targets they previously established to service their loans. We have taken steps to mitigate the credit risks within our loan portfolio and will make adjustments to our credit policies and reserves when we believe it is necessary.”

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

“Our mortgage banking segment recognized net income of $337,000 in the first quarter of 2011, compared to $158,000 in the first quarter of 2010. The increase is primarily a result of decreased expenses associated with asset quality issues. As we have previously disclosed, the mortgage banking segment reached an agreement with one of its largest purchasers of loans that resolves all known and unknown indemnification obligations related to loans sold to the purchaser prior to 2010. While this agreement does not eliminate indemnification charges completely, it has resulted in reduced provisions for indemnification losses since we entered into the agreement in June 2010.”

“We have continued to benefit from our diversified businesses during this period of economic stress. The decisions and actions that we take as we emerge from the economic downturn are done in the best long-term interests of our shareholders, customers and employees. In the near term, we expect the consumer finance segment to continue delivering strong results and expect the results in both the retail banking and mortgage banking segments to improve based upon the current economic outlook, tempered by the effects of new and pending laws and regulations and the costs of complying with them,” concluded Dillon.

Retail Banking Segment. C&F Bank reported a net loss of $124,000 for the first quarter of 2011, compared to a net loss of $361,000 for the first quarter of 2010. The Bank’s provision for loan losses decreased $100,000 quarter-over-quarter. Write-downs and expenses associated with foreclosed properties decreased $654,000 for the three months ended March 31, 2011 compared to

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

the same period in 2010. Other items affecting quarterly results include increases in overdraft fees and interchange fees during the first quarter of 2011 which were partially offset by higher personnel costs principally attributable to growth in the number of personnel to manage the complexity of routine compliance, regulatory and asset quality issues and a decrease in net interest margin resulting from a decline in the yield on loans as a result of an increase in lower yielding intercompany loans to C&F Mortgage Corporation and C&F Finance Company.

The Bank’s average loan portfolio, excluding intercompany loans, decreased to $408.69 million for the first quarter of 2011 from $442.38 million for the first quarter of 2010. The decrease in average loans was primarily due to current economic conditions which have reduced loan demand and have increased loans charged-off and foreclosures.

The Bank’s nonperforming assets were $18.94 million at March 31, 2011, compared to $18.06 million at December 31, 2010. Nonperforming assets at March 31, 2011 included $9.25 million in nonaccrual loans and $9.69 million in foreclosed properties. Troubled debt restructurings were $9.15 million at March 31, 2011 compared to $9.77 million at December 31, 2010. Nonaccrual loans primarily consist of loans secured by residential properties and commercial loans secured by non-residential properties. Specific reserves of $2.78 million have been established for nonaccrual loans. Management believes it has provided adequate loan loss reserves for nonaccrual loans based on the current estimated fair values of the collateral. Foreclosed properties at March 31, 2011 consist of both residential and non-residential properties. These properties have been written down to their estimated fair values less selling costs.

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

Mortgage Banking Segment. For the quarter ended March 31, 2011, C&F Mortgage Corporation reported net income of $337,000 compared to $158,000 for the quarter ended March 31, 2010.

Loan origination volumes decreased in the first quarter of 2011, declining to $124.08 million compared to $134.48 million for the first quarter of 2010. The decline in origination volumes is a result of fluctuations in mortgage rates, a continued overall weakness in the housing market due to the continued challenging economic conditions and the expiration of the homebuyer tax credits during the first half of 2010. Loan originations result in gains on sales of loans typically 30 to 90 days after origination. Despite the previously-mentioned decline in loan originations, revenue from gains on sales of loans increased slightly to $3.80 million in the first quarter of 2011 from $3.75 million in the first quarter of 2010, primarily as a result of first quarter 2011 sales of loans originated in the fourth quarter of 2010.

The provision for indemnification losses decreased in the first quarter of 2011 to $231,000 from $458,000 in the first quarter of 2010. The decline in the provision for indemnification losses for the three months ended March 31, 2011 was due to an agreement reached during the second quarter of 2010 with one of the largest purchasers of loans sold by the mortgage banking segment that resolves all known and unknown indemnification obligations for loans sold to the purchaser prior to 2010.

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

Other items impacting quarterly earnings include a $105,000 increase in the first quarter of 2011 in personnel costs compared to the same period in 2010 as a result of an increase in personnel to manage the increasingly complex regulatory environment, and a $141,000 increase for the quarter ended March 31, 2011 in professional fees compared to the same period in 2010 due to increased legal and compliance costs.

Consumer Finance Segment. First quarter net income for C&F Finance Company was $2.96 million in 2011, compared to $2.06 million in 2010. The increase was a result of a 17.0 percent increase in average loans for the three months ended March 31, 2011, an increase in net interest margin, and a $300,000 decrease in the provision for loan losses attributable to lower delinquencies and lower charge-offs. These items were partially offset by an increase in compensation costs of $174,000 which was a result of an increase in personnel to manage the growth in loans outstanding. The allowance for loan losses as a percentage of loans remained approximately the same, 7.88 percent at March 31, 2011 compared to 7.90 percent at December 31, 2010. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. Capital has continued to grow during 2011 and exceeds current regulatory capital standards for being well-capitalized. The corporation continues its participation in the federal government’s Capital Purchase Program (“CPP”). Management and the Board of Directors continue to assess our participation in the CPP based upon the economic and regulatory environment and our capital levels.

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

The corporation paid a quarterly cash dividend of 25 cents per common share during the first quarter of 2011. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 29.1 percent of net income available to common shareholders during the first quarter of 2011, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $20.61 per share on April 28, 2011. At March 31, 2011, the book value of the corporation was $24.14 per common share. The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 24 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and indemnification losses, expected future indemnification obligations, the corporation’s continued participation in the Capital Purchase Program and the future economic, regulatory and employment environment. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder and the effect of restrictions imposed on us as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the quality or composition of the

C&F FINANCIAL CORPORATION

Friday, April 29, 2011

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

loan portfolios and the value of the collateral securing those loans, (7) the value of securities held in the corporation’s investment portfolios, (8) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (9) the level of indemnification losses related to mortgage loans sold, (10) demand for loan products, (11) deposit flows, (12) the strength of the corporation’s counterparties, (13) competition from both banks and non-banks, (14) demand for financial services in the corporation’s market area, (15) technology, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines. Further, there can be no assurance that the actions taken by the U.S. Government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Balance Sheets	3/31/11	12/31/10	3/31/10
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$35,470	$2,530	$3,451
Investment securities - available for sale, at fair value	135,830	130,275	121,720
Loans held for sale, net	28,164	67,153	36,446
Loans, net:
Retail Banking segment	394,111	400,865	430,656
Mortgage Banking segment	2,796	2,568	2,576
Consumer Finance segment	210,994	203,311	181,150
Federal Home Loan Bank stock	3,887	3,887	3,887
Total assets	907,001	904,137	870,796
Deposits	630,008	625,134	602,630
Borrowings	158,844	164,140	158,092
Shareholders’ equity	95,435	92,777	90,105

		For The Quarter Ended
Statements of Income		3/31/11	3/31/10
		(unaudited)
Interest income		$17,632	$16,592
Interest expense		3,064	3,376
Provision for loan losses:
Retail Banking segment		1,050	1,150
Mortgage Banking segment		20	—
Consumer Finance segment		1,750	2,050
Other operating income:
Gains on sales of loans		3,800	3,748
Other		2,657	2,134
Other operating expenses:
Salaries and employee benefits		8,492	7,900
Other		5,457	5,692
Income tax expense		1,287	576
Net income		2,969	1,730
Net income available to common shareholders		2,680	1,443
Earnings per common share - assuming dilution		0.85	0.47
Earnings per common share - basic		0.86	0.47

		For The Quarter Ended
Segment Information		3/31/11	3/31/10
		(unaudited)
Net loss - Retail Banking		$(124)	$(361)
Net income - Mortgage Banking		337	158
Net income - Consumer Finance		2,960	2,060
Net loss - Other and Eliminations		(204)	(127)
Mortgage loan originations - Mortgage Banking		124,077	134,478
Mortgage loans sold - Mortgage Banking		163,066	126,788

		For The Quarter Ended
Average Balances		3/31/11	3/31/10
		(unaudited)
Interest-bearing deposits in other banks and federal funds sold		$29,116	$26,150
Investment securities - available for sale, at amortized cost		131,999	118,416
Loans held for sale		33,012	20,083
Loans:
Retail Banking segment		408,688	442,383
Mortgage Banking segment		2,741	2,497
Consumer Finance segment		224,681	192,111
FHLB stock		3,887	3,887
Total earning assets		834,124	805,527

Time, checking and savings deposits		538,431	514,980
Borrowings		160,088	167,611
Total interest-bearing liabilities		698,519	682,591
Demand deposits		87,235	83,625
Shareholders’ equity		93,856	89,910

Asset Quality	3/31/11	12/31/10	3/31/10
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans - Retail Banking	$9,254	$7,765	$8,120
Nonaccrual loans - Mortgage Banking	—	—	204
Real estate owned* - Retail Banking	9,688	10,295	10,856
Real estate owned* - Mortgage Banking	200	379	303

Total nonperforming assets	$19,142	$18,439	$19,483
Accruing loans past due for 90 days or more	$297	$1,030	$2,296
Troubled debt restructurings	$9,147	$9,769	$2,710
Total loans - Retail and Mortgage Banking segments	$407,620	$414,831	$442,272
Allowance for loan losses - Retail and Mortgage Banking segments	$10,713	$11,398	$9,040
Nonperforming assets to loans and real estate owned	4.58%	4.33%	4.30%
Allowance for loan losses to loans	2.63%	2.75%	2.04%
Allowance for loan losses to nonaccrual loans	115.77%	146.79%	108.60%
Net charge-offs to average loans	1.71%	0.97%	1.07%

*	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$311	$151	$317
Accruing loans past due for 90 days or more	$—	$—	$—
Total loans	$229,046	$220,753	$196,727
Allowance for loan losses	$18,052	$17,442	$15,577
Nonaccrual consumer finance loans to total consumer finance loans	0.14%	0.07%	0.16%
Allowance for loan losses to total consumer finance loans	7.88%	7.90%	7.92%
Net charge-offs to average total consumer finance loans	2.03%	2.89%	2.96%

	As Of and For The Quarter Ended
Other Data and Ratios	3/31/11	3/31/10
	(unaudited)
Annualized return on average assets	1.19%	0.66%
Annualized return on average common equity	14.51%	8.25%
Dividends declared per common share	$0.25	$0.25
Weighted average common shares outstanding - assuming dilution	3,167,160	3,098,694
Weighted average common shares outstanding - basic	3,123,868	3,073,685
Market value per common share at period end	$22.98	$19.64
Book value per common share at period end	$24.14	$22.79
Price to book value ratio at period end	0.95	0.86
Price to earnings ratio at period end (ttm)	8.77	13.09